As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-42579

333-53127

333-63333

333-128444

333-147279

333-172871

333-199898

333-249671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.

TO:

FORM S-8 REGISTRATION STATEMENT (NO. 333-42579)

FORM S-8 REGISTRATION STATEMENT (NO. 333-53127)

FORM S-8 REGISTRATION STATEMENT (NO. 333-63333)

FORM S-8 REGISTRATION STATEMENT (NO. 333-128444)

FORM S-8 REGISTRATION STATEMENT (NO. 333-147279)

FORM S-8 REGISTRATION STATEMENT (NO. 333-172871)

FORM S-8 REGISTRATION STATEMENT (NO. 333-199898)

FORM S-8 REGISTRATION STATEMENT (NO. 333-249671)

UNDER

THE SECURITIES ACT OF 1933

RealNetworks, Inc.

(RealNetworks LLC as successor by merger to RealNetworks, Inc.)

(Exact name of Registrant as specified in its charter)

Washington	35-2775162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(Address of principal executive offices, including zip code)

1998 Employee Stock Purchase Plan

Vivo Software, Inc. 1993 Equity Incentive Plan, as amended

RealNetworks, Inc. 1995 Stock Option Plan

RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated

RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated

RealNetworks, Inc. 2007 Employee Stock Purchase Plan

RealNetworks, Inc. 2020 Inducement Equity Plan

(Full title of the plan)

Robert Glaser

Chief Executive Officer

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Trenton Dykes

Andrew Ledbetter

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, Washington 98104

(206) 839-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of RealNetworks, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-42579	12/18/1997	1998 Employee Stock Purchase Plan	1,000,000
333-53127	05/20/1998	Vivo Software, Inc. 1993 Equity Incentive Plan, as Amended	45,751
333-63333	09/14/1998	RealNetworks, Inc. 1995 Stock Option Plan	1,021,848
		RealNetworks, Inc. Amended and Restated 1996 Stock Option Plan	11,528,810
333-128444	09/20/2005	RealNetworks, Inc. 2005 Stock Incentive Plan	18,500,000
333-147279	11/09/2007	RealNetworks, Inc. 2005 Stock Incentive Plan, as Amended and Restated	12,040,717
		RealNetworks, Inc. 2007 Employee Stock Purchase Plan	1,500,000
333-172871	03/16/2011	RealNetworks, Inc. 2007 Employee Stock Purchase Plan	2,000,000
333-199898	11/06/2014	RealNetworks, Inc. 2005 Stock Incentive Plan, as Amended and Restated	5,000,000
333-249671	10/26/2020	RealNetworks, Inc. 2020 Inducement Equity Incentive Plan	2,500,000

On July 27, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) and, exclusively for purposes specified in the Merger Agreement, Robert Glaser, an individual resident of Washington (“Parent Guarantor”). Pursuant to the Merger Agreement, on December 21, 2022, Merger Sub merged with and into the Company, and the Merger Sub continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), under the name “RealNetworks LLC”.

As a result of the Merger, as of the date hereof, any and all offerings of securities of the Company registered pursuant to its existing registration statements, including the Registration Statements, have been terminated. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, is filing these Post-Effective Amendments to the Registration Statements to deregister, and does hereby remove from registration, all the securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrant has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 23, 2022.

REALNETWORKS LLC (as successor by merger to RealNetworks, Inc.)

By:	/s/ Robert Glaser
Robert Glaser
Manager

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.